Exhibit 10.4

EXECUTION VERSION

TAX RECEIVABLE AGREEMENT

BY AND AMONG

CIM FINANCE HOLDINGS, LP

CIM REAL ESTATE FINANCE TRUST, INC.

AND

THE TRA PARTIES

DATED AS OF JUNE 24, 2026

Table of Contents

Page

ARTICLE I

DEFINITIONS

Section 1.01.	Definitions	2

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01.	Tax Assets Schedule	10
Section 2.02.	Tax Benefit Schedule	10
Section 2.03.	Procedures, Amendments	10

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01.	Payments	11
Section 3.02.	No Duplicative Payments	13
Section 3.03.	Pro Rata Payments	13
Section 3.04.	Maximum Selling Price	13
Section 3.05.	Excess Payments	13

ARTICLE IV

TERMINATION

Section 4.01.	Early Termination and Breach of Agreement	14
Section 4.02.	Early Termination Notice	15
Section 4.03.	Payment upon Early Termination	15

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.01.	Subordination	16
Section 5.02.	Late Payments by PubCo	16

-i-

-ii-

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of June 24, 2026, is entered into by and among CIM Real Estate Trust Finance, Inc., a Maryland corporation (“PubCo”), CIM Finance Holdings, LP, a limited partnership formed under the laws of the State of Delaware (the “Partnership”), and each of the other undersigned parties (such other parties, along with each other party that from time to time executes a joinder agreement with respect to this Agreement, collectively, the “TRA Parties”).

RECITALS

WHEREAS, pursuant to that certain Contribution and Subscription Agreement, dated as of June 24, 2026 (the “Contribution Agreement”), by and among PubCo, the Partnership and CIM Group Holdings, LLC (“CIM Group Holdings”), pursuant to which CIM Group Holdings contributed to the Partnership all of the issued and outstanding limited liability company interests in CIM Group Management, LLC, a Delaware limited liability company (“CIM Group Management”) and all of the issued and outstanding limited liability company interests in CIM Group Investments, LLC, a Delaware limited liability company (“CIM Group Investments” and, together with CIM Group Management, the “CIM Group Entities”) (such contributions together, the “Contribution”) on the terms and subject to the conditions set forth in the Contribution Agreement and, in exchange therefor, was admitted as a Limited Partner (as defined in the Partnership LPA) in the Partnership and received Class A Limited Partnership Units;

WHEREAS, in connection with the consummation of the Contribution, on the date hereof, the parties entered into the Amended and Restated Limited Partnership Agreement of the Partnership, dated as of the date hereof (the “Partnership LPA”), pursuant to which, among other things, PubCo became the general partner of the Partnership;

WHEREAS, the TRA Parties were previously owners of the equity interests of the CIM Group Entities, and as a result of the Contribution, the TRA Parties hold or will hold Class A Units of the Partnership;

WHEREAS, pursuant to, and subject to the provisions of the Partnership LPA, and any other applicable documentation, each TRA Party has the right, following the listing of CMFT Common Shares (as defined in the Partnership LPA) on a national securities exchange, to require the Partnership to redeem all or a portion of such TRA Party’s Class A Units, which redemption would be effected, at PubCo’s election in its sole discretion, (i) for cash (to be paid by the Partnership) (a “Redemption”), or (ii) by PubCo effecting a direct exchange, including a “Permitted Merger” as defined in the Partnership LPA (a “Direct Exchange”) of CMFT Common Shares (or its successor, as the case may be) for such Class A Units;

WHEREAS, the Partnership and each member (including any future member) of the Partnership Group that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended and as hereafter amended from time to time (the “Code”), for the Taxable Year that includes the date of the Contribution and for future Taxable Years;

WHEREAS, the income, gain, loss, deduction, expense or other Tax items of PubCo may be affected by the Tax Assets; and

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to the effect of the Tax Assets on the liability for Taxes of PubCo.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, PubCo, the Partnership and the TRA Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. Except as otherwise indicated or if context otherwise requires, as used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Partnership LPA:

“Actual Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the sum of (i) the actual liability for U.S. federal income Taxes of (x) PubCo for such Taxable Year and (y) without duplication, any member of the Partnership Group but only with respect to U.S. federal income Taxes imposed on such member of the Partnership Group and allocable to PubCo for such Taxable Year, and (ii) the product of (x) the U.S. federal taxable income of PubCo used in determining the amount described in clause (i) (which, for the avoidance of doubt, shall take into account the application of the proviso below) and (y) the Assumed State and Local Tax Rate; provided, that the liability for U.S. federal income Taxes of PubCo shall be calculated assuming that state and local income and franchise Taxes are not deductible by PubCo for U.S. federal income Tax purposes.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, or is Controlled by, or is under common Control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made; provided, that the TRA Parties shall not be treated as Affiliates of PubCo or Partnership for purposes of Section 7.09.

“Agreed Rate” means SOFR plus 100 basis points.

“Agreement” is defined in the Preamble.

“Amended Schedule” is defined in Section 2.03(b).

“Assumed State and Local Tax Rate” means, with respect to any Taxable Year, the Tax rate equal to (i) the sum of the product of (x) PubCo’s proportionate share of the Partnership’s income and franchise Tax apportionment factor(s) for each state and local jurisdiction (as applied for corporate entities) in which PubCo or Partnership files income or franchise Tax Returns for the relevant Taxable Year and (y) the highest corporate income and franchise Tax rate(s) in effect for such Taxable Year for each such state and local jurisdiction, reduced by (ii) the product of (x) PubCo’s marginal U.S. federal income Tax rate for such Taxable Year and (y) the aggregate rate calculated under clause (i). Notwithstanding the foregoing, on or prior to the first day of any relevant Taxable Year, PubCo and the Representative may agree on an Assumed State and Local Tax Rate that will be used for the relevant Taxable Year, which rate shall be based on good faith estimates of expected apportionment rates for such Taxable Year and on the Tax rates in effect in relevant jurisdictions as of the first day of the relevant Taxable Year.

“Attributable” is defined in Section 3.01(b)(ii).

“Bankruptcy Code” means the Title 11, U.S. Code, as amended, or any similar federal, state or foreign law for the relief of debtors.

“Basis Adjustment” means the increase or decrease to the Tax basis of the Reference Assets under Section 732, 734(b), 743(b), 754, 755 or 1012 of the Code (and, in each case, any successor provision or comparable sections of federal, state, local or foreign Tax law) as a result of (i) any Exchange, (ii) any payments made pursuant to this Agreement and (iii) any actual distribution or deemed distribution by Partnership to any TRA Party. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange shall be determined without regard to any Pre-Exchange Transfer and as if any such Pre-Exchange Transfer had not occurred.

“Board” means the board of directors of PubCo.

“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Change of Control” means the occurrence of any of the following events occurring on or after the Closing Date:

(i)

any Person or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding (x) a corporation or other entity owned, directly or indirectly, by the stockholders of PubCo in substantially the same proportions as their ownership of stock of PubCo and (y) the CIM Limited Partner (as defined in the Partnership LPA), or any of its Affiliates or any group of Persons in which the CIM Limited Partner or any of its Affiliates have beneficial ownership of more than 50% of the total voting power of such group)) is or becomes the beneficial owner, directly or indirectly, of securities of PubCo representing more than 50% of the combined voting power of PubCo’s then-outstanding voting securities;

(ii)

the following individuals cease for any reason to constitute a majority of the number of directors of PubCo then serving: individuals who, on the Closing Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by PubCo’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the Closing Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii);

(iii)

there is consummated a merger or consolidation of PubCo with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) directors of PubCo immediately prior to the merger or consolidation do not constitute at least a majority of the members of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of PubCo immediately prior to such merger or consolidation do not continue to represent or are not converted into securities representing more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iv)

the stockholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, of all or substantially all of the assets of PubCo and its Subsidiaries (on a consolidated basis), other than such sale or other disposition to an entity at least 50% of the combined voting power of the voting securities of which are owned by stockholders of PubCo in substantially the same proportions as their ownership of PubCo immediately prior to such sale.

Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of CMFT Capital Stock (as defined in the Partnership LPA) immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of an entity, which owns all or substantially all of the assets of PubCo immediately following such transaction or series of transactions.

“Chosen Courts” is defined in Section 7.06(b).

“CIM Group Entities” is defined in the Recitals.

“CIM Group Holdings” is defined in the Recitals.

“CIM Group Investments” is defined in the Recitals.

“CIM Group Management” is defined in the Recitals.

“Class A Units” means equity interests in the Partnership that are designated as “Class A Limited Partnership Units” in the Partnership LPA.

“Closing Date” has the meaning ascribed to such term in the Contribution Agreement.

“Code” is defined in the Recitals.

“Contribution” is defined in the Recitals.

“Contribution Agreement” is defined in the Recitals.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; provided, however, that a natural person cannot be “controlled by” another Person.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of PubCo, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination; provided, that, for the avoidance of doubt, the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means SOFR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local and foreign Tax law, as applicable, or any other event (including the execution of a Form 870-AD), including a settlement with the applicable Taxing Authority, that finally and conclusively establishes the amount of any liability for Tax.

“Direct Exchange” is defined in the Recitals.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.02.

“Early Termination Payment” is defined in Section 4.03(b).

“Early Termination Rate” means the lesser of (i) 6.50% per annum, compounded annually, and (ii) SOFR plus 100 basis points.

“Early Termination Schedule” is defined in Section 4.02.

“Exchange” means (a) any Direct Exchange or (b) any Redemption.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expert” is defined in Section 7.05.

“Hypothetical Federal Tax Liability” means, with respect to any Taxable Year, the hypothetical liability for U.S. federal income Taxes of (i) PubCo for such Taxable Year and (ii) without duplication, any member of the Partnership Group but only with respect to U.S. federal income Taxes imposed on such member of the Partnership Group and allocable to PubCo for such Taxable Year, in each case of clause (i) and (ii), calculated using the same methods, elections, conventions and similar practices used to compute the Actual Tax Liability on the relevant PubCo Return, but (x) calculated without taking into account any of the Tax Assets (including, for the avoidance of doubt, any carryforward or carryback of any Tax item attributable to the Tax Assets) and (y) assuming that state and local income and franchise Taxes are not deductible by PubCo for U.S. federal income Tax purposes.

“Hypothetical State and Local Tax Liability” means, with respect to any Taxable Year, the product of (i) the U.S. federal taxable income used in determining the Hypothetical Federal Tax Liability for such Taxable Year and (ii) the Assumed State and Local Tax Rate for such Taxable Year.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the sum of the Hypothetical Federal Tax Liability for such Taxable Year and the Hypothetical State and Local Tax Liability for such Taxable Year.

“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and foreign Tax law with respect to PubCo’s payment obligations under this Agreement.

“Independent Directors” means those members of the Board who are determined by the Board to satisfy the independence standard or standards most recently utilized by the Board for purposes of Item 407 of Regulation S-K, which standards are described in PubCo’s Annual Report on Form 10-K or proxy statement filed with the SEC for the most recent fiscal year.

“Interest Amount” is defined in Section 3.01(b)(iii).

“IRS” means the Internal Revenue Service.

“Market Value” means the Cash Amount, as defined in the Partnership LPA, determined as of the Early Termination Date (treating such Early Termination Date as a Specified Exchange Date, as defined in the Partnership LPA).

“Net Tax Benefit” is defined in Section 3.01(b)(i).

“Objection Notice” is defined in Section 2.03(a).

“Partnership” is defined in the Preamble.

“Partnership LPA” is defined in the Recitals.

“Partnership Group” means the Partnership and any direct or indirect subsidiary in which the Partnership owns a direct or indirect equity interest that is treated as a partnership or disregarded entity for U.S. federal income Tax purposes (but only to the extent such subsidiary is held directly or only through one or more entities that are treated as partnerships or disregarded entities) for purposes of the applicable Tax.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.

“Pre-Exchange Transfer” means any direct or indirect transfer of one or more Class A Units or a distribution with respect to one or more Class A Units (or of or with respect to interests in another partnership, which interests were exchanged for Class A Units, or interests in any partnership that directly or indirectly owns Class A Units or an interest in any such other partnership) that occurs on or after the Closing Date but prior to an Exchange of such Class A Units, as applicable, and to which Section 743(b) of the Code applies. For the avoidance of doubt, a transaction that otherwise qualifies as a Pre-Exchange Transfer shall be treated as such with respect to an applicable TRA Party even if such TRA Party did not participate in such transaction.

“PubCo” is defined in the Preamble.

“PubCo Return” means the federal, state and/or local Tax Return, as applicable, of PubCo filed with respect to Taxes of any Taxable Year.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability, in each case using the “with or without” methodology by comparing (a) the actual liability for such Taxes for such Taxable Year, taking into account the Tax Assets, with (b) the Hypothetical Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability for such Taxable Year, in each case using the “with or without” methodology by comparing (a) the actual liability for such Taxes for such Taxable Year, taking into account the Tax Assets, with (b) the Hypothetical Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.05.

“Reconciliation Procedures” means those procedures set forth in Section 2.03(a).

“Redemption” is defined in the Recitals.

“Reference Asset” means any tangible or intangible asset of Partnership (or any of its successors or assigns) and any asset held by any entities in which the Partnership owns a direct or indirect equity interest that are treated as a partnership or disregarded entity for U.S. federal income Tax purposes (but only to the extent such entities are held directly or only through other entities treated as partnerships or disregarded entities) for purposes of the applicable Tax, as of the relevant date. A Reference Asset also includes any asset the Tax basis of which is determined, in whole or in part, by reference to the Tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code.

“Representative” means CIM Group Holdings.

“Schedule” means any of the following: (i) a Tax Assets Schedule; (ii) a Tax Benefit Schedule; or (iii) the Early Termination Schedule.

“SEC” means the Securities and Exchange Commission.

“Senior Obligations” is defined in Section 5.01.

“SOFR” means with respect to any day, the Secured Overnight Financing Rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s website. In no event will SOFR be less than 0%.

“Tax Asset” means, with respect to a TRA Party (and the Partnership Group), (i) Basis Adjustments and (ii) Imputed Interest. For the avoidance of doubt, Tax Assets shall include any carryforwards or similar attributes that are attributable to the Tax items described in clauses (i) and (ii).

“Tax Assets Schedule” is defined in Section 2.01.

“Tax Benefit Payment” is defined in Section 3.01(b).

“Tax Benefit Schedule” is defined in Section 2.02.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of state, local or foreign Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made).

“Tax” or “Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges measured with respect to net income or profits and any interest related to such Tax.

“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Payment” is defined in Section 5.01.

“TRA Party” is defined in the Preamble.

“Treasury Regulations” means the Federal Income Tax Regulations, including temporary or proposed regulations, issued under the Code, as amended and as hereafter amended from time to time.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that:

(i)

in each Taxable Year ending on or after such Early Termination Date, PubCo will have taxable income sufficient to fully utilize (x) the deductions arising from the Tax Assets (including, for the avoidance of doubt, Tax Assets that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) during such Taxable Year or in the earliest future Taxable Year in which such deductions or other attributes would become available and (y) any loss or credit carryovers or carrybacks generated by deductions arising from Tax Assets that are available as of the date of such Early Termination Date that have not been previously utilized in determining a Tax Benefit Payment as of the date of such Early Termination Date;

(ii)

the U.S. federal income Tax rates and the state and local Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date (and the Assumed State and Local Tax Rate will be calculated based on such rates and the apportionment factor applicable in such Taxable Year), except to the extent any change to such Tax rates for such Taxable Year has already been enacted into law (in which case such rates as enacted shall apply for purposes of this clause (ii));

(iii)

any loss or credit carryovers or carrybacks generated by the Tax Assets and available as of the date of the Early Termination Schedule will be utilized by PubCo on a pro rata basis from the date of the Early Termination Schedule through the earlier of (x) the scheduled expiration date of such loss carryovers or carrybacks and (y) the fifteenth anniversary of the Early Termination Date;

(iv)

any non-amortizable, non-depreciable assets are deemed to be disposed of on the fifteenth anniversary of the Early Termination Date; provided that in the event of a Change of Control, such non-amortizable, non-depreciable assets shall be deemed disposed of at the time of sale (if applicable) of the relevant asset (if earlier than such fifteenth anniversary);

(v)

if, on the Early Termination Date, there are Class A Units that have not been Exchanged, then each such Class A Unit shall be deemed Exchanged for the Market Value that would be transferred if the Exchange occurred on the Early Termination Date; and

(vi)	any payment obligation pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed, excluding any extensions.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01. Tax Assets Schedule. Within 120 calendar days after the filing of the U.S. federal income Tax Return of PubCo for each Taxable Year in which an Exchange has been effected, PubCo shall deliver to the Representative a schedule (the “Tax Assets Schedule”) that shows, in reasonable detail, (i) with respect to each Reference Asset in respect of which a Basis Adjustment arises from an Exchange effected during such Taxable Year, the Tax basis that such asset would have had as of each applicable date of such Exchange if no Basis Adjustment had been made, and (ii) the Tax Assets that are available for use by PubCo with respect to such Taxable Year with respect to each TRA Party that has effected an Exchange (such Tax Assets Schedule to include Basis Adjustments resulting from other Exchanges effected in the same Taxable Year and the periods over which such Basis Adjustments are amortizable or depreciable). All costs and expenses incurred in connection with the provision and preparation of the Tax Assets Schedules and Tax Benefit Schedules under this Agreement shall be borne by the Partnership. Each Tax Assets Schedule will become final as provided in Section 2.03(a) and may be amended pursuant to Section 2.03(b).

Section 2.02. Tax Benefit Schedule. Within 120 calendar days after the filing of the U.S. federal income Tax Return of PubCo for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment while this Agreement is still in effect, PubCo shall provide to the Representative a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment for such Taxable Year in respect of each TRA Party that has effected an Exchange and the calculation of the Realized Tax Benefit or Realized Tax Detriment, and components thereof, for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule shall include a statement from PubCo to the effect that the computations reflected in the Tax Benefit Schedule have been made without regard to any transaction, election, or change in accounting method, in each case a significant purpose of which is to reduce or defer any Tax Benefit Payment (including any rates of interest hereunder). If PubCo determines that it is necessary to adjust any computations reflected in a Tax Benefit Schedule in order to provide the certification required by the preceding sentence, then PubCo will be permitted to make such adjustments in a manner reasonably acceptable to the Representative (and, for the avoidance of doubt, the amount of any Tax Benefit Payment reflected on this adjusted Tax Benefit Schedule shall be used for purposes of determining the corresponding Tax Benefit Payment and shall ignore any such transactions, elections, or changes in accounting method, in each case a significant purpose of which was to reduce or defer any Tax Benefit Payment). Each Tax Benefit Schedule will become final as provided in Section 2.03(a) and may be amended as provided in Section 2.03(b) (subject to the procedures set forth in Section 2.03(b)).

Section 2.03. Procedures, Amendments.

(a) Procedure. Each time PubCo delivers to the Representative a Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.03(b) and any Early Termination Schedule delivered pursuant to Section 4.02, PubCo shall also (x) except for any information that in the judgment of legal counsel of PubCo would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable law or confidentiality obligations to which PubCo or any of its subsidiaries is bound, deliver to the Representative schedules and work papers, and any other information reasonably requested by the Representative, providing reasonable detail regarding the preparation of the Schedule and (y) allow the Representative reasonable access to the appropriate representatives at PubCo (at no cost to such representatives) in connection with a review of such Schedule. Without limiting the application of the preceding sentence, each time PubCo delivers to the Representative a Tax Benefit Schedule, in addition to the Tax Benefit Schedule duly completed, PubCo shall deliver to the Representative a reasonably detailed calculation of the applicable Hypothetical Tax Liability and a reasonably detailed calculation of the Actual Tax Liability, as well as any other work papers as determined by PubCo or reasonably requested by the Representative. Any applicable Schedule shall become final, non-appealable and binding on each TRA Party, PubCo and Partnership unless such TRA Party (i) within 30 calendar days after receiving such Schedule or amendment thereto, provides PubCo with notice of a material objection to such Schedule (an “Objection Notice”) or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by PubCo. If PubCo and the applicable TRA Party, for any reason, do not agree upon in writing the issues raised in such notice within 30 calendar days of receipt by PubCo of an Objection Notice, PubCo and such TRA Party shall employ the reconciliation procedures as described in Section 7.05 (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by PubCo (such Schedule, an “Amended Schedule”) (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of (x) the receipt of additional factual information relating to a Taxable Year or (y) a change in law having effect for a Taxable Year, in each case after the date the Schedule was provided to the Representative, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (vi) to adjust the Tax Assets Schedule to take into account payments made pursuant to this Agreement to the extent such payments could affect the Amended Schedule for that year. PubCo shall provide an Amended Schedule to the Representative within 90 calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the preceding sentence.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01. Payments.

(a) Payments. Within five Business Days following a Tax Benefit Schedule delivered to the Representative becoming final in accordance with Section 2.03(a), PubCo shall pay, or cause to be paid, to each TRA Party for such Taxable Year the Tax Benefit Payment in respect of such TRA Party determined pursuant to Section 3.01(b) that is Attributable to the relevant TRA Party, if any. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account of the applicable TRA Party previously designated by such TRA Party to PubCo or as otherwise agreed in writing by PubCo and the applicable TRA Party.

(b) A “Tax Benefit Payment” in respect of a TRA Party means an amount, not less than zero, equal to the sum of the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto.

(i) The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the sum of the total amount of payments previously made under Section 3.01(b) (excluding payments attributable to Interest Amounts); provided, for the avoidance of doubt, no TRA Party shall be required to return any portion of any previously made Tax Benefit Payment and no TRA Party shall be required to make a payment to PubCo on account of a Realized Tax Detriment.

(ii) A Net Tax Benefit is “Attributable” to a TRA Party to the extent it is derived from a Tax Asset with respect to Class A Units that were Exchanged by such TRA Party.

(iii) The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the PubCo Return with respect to Taxes for such Taxable Year until the Payment Date. In the case of a Tax Benefit Payment made in respect of an Amended Schedule, the Interest Amount shall equal the interest on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the date of such Amended Schedule becoming final in accordance with Section 2.03(a) until the Payment Date. The Net Tax Benefit and the Interest Amount shall be determined separately with respect to each separate Exchange.

(iv) Notwithstanding the foregoing, if a Change of Control has occurred and the obligations of PubCo hereunder have not been accelerated under Section 4.01(c) in connection with such Change of Control, then for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments, whether paid with respect to Class A Units that were Exchanged (x) prior to the date of such Change of Control or (y) on or after the date of such Change of Control, shall be calculated by utilizing the Valuation Assumptions in clauses (i), (iii) and (iv) of the definition thereof, substituting the phrase “the closing date of the Change of Control” in each place where the phrases “an Early Termination Date”, “such Early Termination Date”, and “the Early Termination Date” appear.

(c) The parties agree that (i) the payments made pursuant to this Agreement in respect of Basis Adjustments (to the extent permitted by applicable law and other than amounts accounted for as Interest Amounts) are intended to be treated and shall be reported for all purposes, including Tax purposes, as additional contingent consideration to the applicable TRA Parties in connection with the applicable Exchange that has the effect of creating additional Basis Adjustments in the Taxable Year of payment, (ii) any additional Basis Adjustments shall be incorporated into the calculation for the Taxable Year of the applicable payment and into the calculations for subsequent Taxable Years, as appropriate and (iii) the Actual Tax Liability for any Taxable Year shall take into account the deduction of the portion of the Tax Benefit Payment, if any, that must be accounted for as an Interest Amount under applicable law; provided, however, that such liability for Taxes and such taxable income shall be included in the Hypothetical Tax Liability and the Actual Tax Liability, subject to the adjustments and assumptions set forth in this Agreement and, to the extent any such amount is taken into account on an Amended Schedule, such amount shall adjust a Tax Benefit Payment, as applicable, in accordance with Section 2.03(b).

Section 3.02. No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner as such intentions are realized.

Section 3.03. Pro Rata Payments. For the avoidance of doubt, to the extent (i) the aggregate tax benefit of PubCo’s deductions with respect to the Tax Assets is limited in a particular Taxable Year because PubCo does not have sufficient taxable income or (ii) PubCo lacks sufficient funds to satisfy its obligations to make all Tax Benefit Payments due in a particular Taxable Year, the limitation on the tax benefit for PubCo, or the Tax Benefit Payments that may be made, as the case may be, shall be taken into account or made for each applicable TRA Party in the same proportion as Tax Benefit Payments would have been made absent the limitations set forth in clauses (i) and (ii) of this Section 3.03, as applicable.

Section 3.04. Maximum Selling Price. The parties hereto acknowledge and agree that the timing, amounts, and aggregate value of Tax Benefit Payments pursuant to this Agreement are not reasonably ascertainable. Notwithstanding the previous sentence, upon the written request of the applicable TRA Party to PubCo, the parties shall use commercially reasonable efforts to cooperate in connection with any tax reporting of Tax Benefit Payments in connection with this Agreement, including that, if such TRA Party elects to use the installment method under Section 453 of the Code with respect to any Exchange and notifies PubCo of a stated maximum selling price (within the meaning of Treasury Regulations Section 15A.453-1(c)(2), as reasonably determined by such TRA Party) with respect to such Exchange, then the parties agree that the amount of consideration received in connection with such Exchange shall not exceed such stated maximum selling price.

Section 3.05. Excess Payments. To the extent PubCo makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.01(b) (taking into account Section 3.03) in an amount in excess of the amount of such payment that should have been made to the TRA Party in respect of such Taxable Year, then (i) the TRA Party shall not receive further payments under Section 3.01(b) until the TRA Party has foregone an amount of payments equal to such excess, and (ii) PubCo shall pay the amount of the TRA Party’s foregone payments to other TRA Parties (to the extent applicable) in a manner such that each of the other TRA Parties, to the extent possible, shall have received aggregate payments under Section 3.01(b) in the amount it would have received if there had been no excess payment to the TRA Party.

ARTICLE IV

TERMINATION

Section 4.01. Early Termination and Breach of Agreement.

(a) Upon the written approval of a majority of the Independent Directors of the Board, PubCo may terminate this Agreement with respect to all of the Class A Units held (or previously held and Exchanged) by all TRA Parties at any time by paying to all of the applicable TRA Parties (without duplication) (i) the Early Termination Payment, (ii) any Tax Benefit Payment due and payable but unpaid as of the date of the Early Termination Notice, and (iii) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including the date of the Early Termination Notice; provided, however, that this Agreement shall terminate only upon the receipt of all such amounts by all TRA Parties; and provided, further, that PubCo may withdraw any notice to execute its termination rights under this Section 4.01(a) prior to the time at which any Early Termination Payment has been paid. Except as provided in Section 4.01(d), upon PubCo’s payment of all amounts due under this Section 4.01(a), neither the applicable TRA Parties nor PubCo shall have any further payment obligations under this Agreement.

(b) In the event that PubCo materially breaches this Agreement, whether as a result of failure to make any payment within 60 days after becoming due (except for all or a portion of such payment that is being validly disputed in good faith under this Agreement, and then only with respect to the amount in dispute), failure to honor any other material obligation required hereunder, but only after notice and 30 calendar days opportunity to cure, or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code, then, at the election of the Representative, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and PubCo shall pay to each applicable TRA Party (without duplication) (i) the Early Termination Payment, (ii) any Tax Benefit Payment due and payable but unpaid as of the date of such breach, and (iii) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including the date of such breach. Notwithstanding the foregoing, in the event that PubCo breaches this Agreement, the Representative shall be entitled to elect on behalf of each of the TRA Parties to receive the amounts set forth in the foregoing clauses (i), (ii) and (iii) of this Section 4.01(b) or to seek specific performance of the terms hereof. For the avoidance of doubt, with respect to any amount that is the subject of a Reconciliation Dispute, such amount shall not be deemed to have become “due” for purposes of this Section 4.01(b) until the date that is five Business Days after the final resolution of such Reconciliation Dispute in accordance with Section 7.05 and the 60-day period referenced above shall commence on such date with respect to any amount determined to be owed pursuant to such resolution.

(c) PubCo hereby agrees to provide 20 calendar days’ prior written notice to the Representative of a Change of Control and unless otherwise agreed in writing by the Representative, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and utilizing the Valuation Assumptions by substituting the phrase “the closing date of the Change of Control” in each place where the phrases “an Early Termination Date”, “such Early Termination Date”, and “the Early Termination Date” appear. For clarity, the Representative shall have the sole authority on behalf of the TRA Parties to negotiate with PubCo to waive, in whole or in part, any Early Termination Payment, amend the provisions of this Agreement relating to Valuation Assumptions or the Early Termination Rate or take such other action that would alter the amount or timing of the Early Termination Payment, and no TRA Party may assert that any such waiver, amendment, modification, reduction, compromise or settlement shall give rise to any claim for breach of contract, fiduciary duty or similar cause of action. PubCo shall pay to each TRA Party (without duplication) (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such Change of Control, (ii) any Tax Benefit Payment due and payable but unpaid as of the date of such Change of Control, and (iii) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including the date of such Change of Control. If PubCo will not be the surviving company upon such Change of Control, PubCo agrees to cause the definitive documentation for such Change of Control to require the surviving or successor company to PubCo to satisfy PubCo’s obligations under this Agreement, including with respect to this Section 4.01(c), Section 4.02 and Section 4.03, and the Representative shall be entitled to seek specific performance of the terms hereof. For the avoidance of doubt, Section 4.02 and Section 4.03 shall apply to a Change of Control, mutatis mutandis.

(d) In the case of a termination pursuant to any of the foregoing paragraphs (a), (b) or (c) of this Section 4.01 as applicable, upon PubCo’s payment in full of all amounts due to each TRA Party, neither PubCo nor the applicable TRA Parties shall have any further payment obligations under this Agreement other than (i) any obligation of a TRA Party to reimburse the Representative for fees incurred on behalf of such TRA Party pursuant to Section 7.12 and (ii) any amounts owed in connection with any breach of this Agreement by PubCo. If an Exchange subsequently occurs with respect to Class A Units for which PubCo has paid the Early Termination Payment in full, PubCo shall have no obligations under this Agreement with respect to such Exchange.

Section 4.02. Early Termination Notice. If PubCo chooses to exercise its right of early termination under Section 4.01(a), or if the obligations under this Agreement are accelerated pursuant to Section 4.01(b) or Section 4.01(c), PubCo shall deliver, within 60 calendar days, to each TRA Party notice of such early termination (the “Early Termination Notice”) and contemporaneously with the Early Termination Notice a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the amounts due to each TRA Party as arising under Section 4.01(a), Section 4.01(b), or Section 4.01(c), as applicable. For the avoidance of doubt, the procedures set forth in Section 2.03(a) shall apply to the Early Termination Schedule delivered under Section 4.01(a), (b) or (c), as applicable.

Section 4.03. Payment upon Early Termination.

(a) Within five Business Days after agreement between the applicable TRA Party and PubCo of the Early Termination Schedule, PubCo shall pay to the applicable TRA Party an amount equal to the sum of the amounts arising under Section 4.01(a), Section 4.01(b) or Section 4.01(c) as applicable. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the applicable TRA Party or as otherwise agreed in writing by PubCo and the applicable TRA Party.

(b) The “Early Termination Payment” for any TRA Party, as of the date of the delivery of an Early Termination Schedule, shall equal with respect to the applicable TRA Party the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by PubCo to the applicable TRA Party beginning from the Early Termination Date assuming the Valuation Assumptions are applied.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.01. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by PubCo to the applicable TRA Party under this Agreement (a “TRA Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of PubCo (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of PubCo that are not Senior Obligations. To the extent PubCo incurs, creates or assumes any Senior Obligations after the date hereof, PubCo shall make reasonable efforts to ensure that such indebtedness permits the amounts payable hereunder to be paid. PubCo shall not enter into any agreement if a principal purpose of such agreement is to restrict in any material respect the amounts payable hereunder.

Section 5.02. Late Payments by PubCo. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or other payment under this Agreement not made to the applicable TRA Party when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or other payment under this Agreement was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01. Participation in PubCo’s and Partnership’s Tax Matters. Except as otherwise provided herein or in the Contribution Agreement or the Partnership LPA, PubCo shall have full responsibility for, and sole discretion over, all Tax matters concerning PubCo and Partnership, including, without limitation, the preparation, filing or amending of any Tax Return of PubCo or Partnership and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, PubCo shall notify the Representative of, and keep the Representative reasonably informed with respect to the portion of any audit, examination or proceeding relating to Tax matters of PubCo or Partnership by a Taxing Authority the outcome of which is reasonably expected to affect any TRA Payment, and shall provide to the Representative reasonable opportunity to participate in such audit, examination or proceeding and to provide information and other input (in each case, at the Representative’s expense) to PubCo, Partnership and their respective advisors concerning the conduct of any such portion of such audit, examination or proceeding; provided that PubCo shall not, and shall cause Partnership not to, settle, compromise or otherwise resolve any such audit, examination or proceeding without the prior written consent of the Representative (such consent not to be unreasonably withheld, conditioned or delayed) if such settlement, compromise or resolution is reasonably expected to materially affect any TRA Payments (including the amount or timing of payments made under this Agreement). The consent of the Representative shall be deemed granted absent their written objection communicated to PubCo within ten (10) Business Days following written notice of any pending settlement, compromise or resolution.

Section 6.02. Consistency. Unless otherwise required by law, PubCo and the TRA Parties agree to report and cause to be reported for all purposes, including federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustment, the Tax Assets, and each Tax Benefit Payment) in a manner consistent with that specified in any Schedule required to be provided by or on behalf of PubCo under this Agreement.

Section 6.03. Cooperation. The TRA Parties shall (a) furnish to PubCo in a timely manner such information, documents and other materials as PubCo may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or proceeding with any Taxing Authority, (b) make themselves available to PubCo and its representatives to provide explanations of documents and materials and such other information as PubCo or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter. The Partnership shall reimburse an applicable TRA Party for any reasonable third-party costs and expenses incurred pursuant to this Section 6.03. PubCo shall not, without the prior written consent of the Representative, take any action that has the principal purpose of circumventing the achievement or attainment of any Tax Benefit Payment or Early Termination Payment under this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Notices. All notices and other communications to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by an internationally recognized overnight courier to the Person or entity for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) when sent to the recipient by electronic transmission (provided, that, no failure message is generated) to the e-mail address specified below:

If to PubCo or the Partnership, to:

CIM Real Estate Finance Trust, Inc.

2398 East Camelback Road, 4th Floor

Phoenix, AZ 85016

Attn: David Thompson

Email: DThompson@cimgroup.com

With a copy to (which shall not constitute notice):

Taft Stettinius & Hollister LLP

3343 Peachtree Road NE

Atlanta, GA 30326

Attn: Lauren B. Prevost; Seth Weiner

Email: lprevost@taftlaw.com; sweiner@taftlaw.com

If to CIM Group Holdings (in its capacity as a TRA Party) or to CIM Group Holdings otherwise:

CIM Group

4700 Wilshire Boulevard

Los Angeles, CA 90010

Attn: Avraham Shemesh

Email: AShemesh@cimgroup.com

With a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, CA 90067

Attn: Patrick S. Brown

Email: brownp@sullcrom.com

If to the Representative, to:

CIM Group

4700 Wilshire Boulevard

Los Angeles, CA 90010

Attn: Avraham Shemesh

Email: AShemesh@cimgroup.com

With a copy to (which shall not constitute notice to the Representative):

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, CA 90067

Attn:Patrick S. Brown

Email:brownp@sullcrom.com

If to any TRA Party, to the street address and email address set forth for such TRA Party in the records of the Partnership.

Section 7.02. Entire Agreement; No Third Party Beneficiaries. This Agreement, the Contribution Agreement, and the Partnership LPA constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations, understandings, and representations and warranties, whether oral or written, with respect to such matters. The parties hereby agree that this Agreement is solely for the benefit of the parties on the terms and subject to the conditions set forth in this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder.

Section 7.03. Successors; Assignment; Amendments.

(a) With the prior written consent of PubCo (such consent not to be unreasonably withheld, conditioned or delayed), each TRA Party may assign any of its rights under this Agreement in whole or in part to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form reasonably satisfactory to PubCo, agreeing to become a TRA Party for all purposes of this Agreement, except as otherwise provided in such joinder. Notwithstanding the foregoing, (i) to the extent that a TRA Party effectively transfers Class A Units after the date hereof in accordance with the terms of the Partnership LPA, and any other agreements the TRA Parties may have entered into with each other or a TRA Party may have entered into with PubCo and/or the Partnership, the transferring TRA Party shall have the option to assign, without the approval of PubCo (but subject to written notice to PubCo), to the transferee of such Class A Units the TRA Party’s rights and obligations under this Agreement with respect to such transferred Class A Units, (ii) if a TRA Party transfers Class A Units in accordance with the terms of the Partnership LPA but does not assign to the transferee of such Class A Units its rights and obligations under this Agreement with respect to such transferred Class A Units, (x) such TRA Party shall remain a TRA Party under this Agreement for all purposes, including with respect to the receipt of Tax Benefit Payments to the extent payable hereunder, and (y) the transferee of such Class A Units shall not be a TRA Party; provided that for all purposes of this Agreement, any subsequent Exchange of Class A Units by such transferee shall be treated as if such Exchange had been effected with respect to such applicable TRA Party that retained the rights hereunder even if such TRA Party did not participate in such transaction. Once any Exchange has occurred, any and all payments that may become payable to a TRA Party pursuant to this Agreement with respect to such Exchange may be assigned to any Person or Persons.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by (i) a majority of the Independent Directors of the Board and (ii) the TRA Parties who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all TRA Parties hereunder if PubCo had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange); provided that no such amendment shall be effective, if such amendment will have a disproportionate adverse effect on the payments that applicable TRA Parties will or may receive under this Agreement, without such TRA Parties’ consent in writing to such amendment.

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties and their respective successors, assigns, heirs, executors, administrators and legal representatives. PubCo shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of PubCo, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that PubCo would be required to perform if no such succession had taken place. For the avoidance of doubt, the failure of PubCo to cause any such successor expressly to assume and agree to perform this Agreement in writing prior to or concurrently with the consummation of any such succession transaction shall constitute a material breach of PubCo’s obligations under this Agreement for purposes of Section 4.01(b), entitling the Representative to exercise the remedies set forth therein. Notwithstanding anything to the contrary herein, in the event a TRA Party transfers its Class A Units as permitted under Section 10.2 of the Partnership LPA, excluding to any other TRA Party, such TRA Party shall have the right, on behalf of such transferee, to enforce the provisions of Section 2.03, Section 4.02 or Section 6.01 with respect to such transferred Class A Units.

(d) No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 7.04. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 7.05. Reconciliation. In the event that PubCo and the applicable TRA Party are unable to resolve a disagreement with respect to the matters governed by Section 2.03 or Section 4.02 within the relevant period designated in and in accordance with the term of any other section of this Agreement (such dispute, a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. If the parties are unable to agree on an Expert within 15 calendar days of the commencement of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall be a partner or principal in a nationally recognized accounting firm or a law firm, and, unless the applicable TRA Party and PubCo agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with Partnership, PubCo, the Representative or the applicable TRA Parties or other actual or potential conflict of interest. The Expert shall resolve any matter relating to the Tax Assets Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by PubCo, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by PubCo, except as provided in the next sentence. PubCo and each applicable TRA Party shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Party’s position, in which case PubCo shall reimburse the TRA Party for any reasonable out-of-pocket costs and expenses with respect to such proceeding, or (ii) the Expert adopts PubCo’s position, in which case the TRA Party shall reimburse PubCo for any reasonable out-of-pocket costs and expenses with respect to such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.05 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.05 shall be binding on PubCo, the Representative and the applicable TRA Party and may be entered and enforced in any court having jurisdiction.

Section 7.06. Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a) SUBJECT TO Section 7.05, THIS AGREEMENT AND ALL PROCEEDINGS AGAINST ANY PARTY IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED, GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, INCLUDING ITS STATUTES OF LIMITATIONS, WITHOUT REGARD TO ANY BORROWING STATUTE THAT WOULD RESULT IN THE APPLICATION OF THE STATUTE OF LIMITATIONS OF ANY OTHER JURISDICTION OR THE CONFLICTS OF LAWS PROVISIONS, RULES OR PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH PROVISIONS, RULES OR PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b) Each of the parties agrees that: (i) it shall bring any proceeding in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement exclusively in the courts of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the proceeding is vested exclusively in the United States federal courts, such proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, (D) mailing of process or other papers in connection with any such proceeding in the manner provided in Section 7.01 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof and (E) it shall not assert as a defense any matter or claim waived by the foregoing clauses (A) through (D) of this Section 7.06(b) or that any governmental order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY

INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS Section 7.06(c).

Section 7.07. Withholding. PubCo shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as PubCo is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law; provided, however, that PubCo shall notify the Representative in advance before applying any such withholding to allow the applicable TRA Party a reasonable opportunity to provide any applicable forms, certificates or other materials that would eliminate or reduce such withholding, and PubCo will otherwise reasonably cooperate with the applicable payee to eliminate or reduce such withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by PubCo, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable TRA Party. Each TRA Party shall promptly provide PubCo, Partnership or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested and shall promptly provide an update of any such Tax form or certificate previously delivered if the same has become incorrect or has expired.

Section 7.08. Admission of PubCo into a Consolidated Group; Transfers of Corporate Assets.

(a) If PubCo becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to such group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of such group as a whole.

(b) If any entity that is obligated to make a TRA Payment hereunder transfers one or more assets to a corporation with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any TRA Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset, plus (i) the amount of debt to which such asset is subject, in the case of a contribution of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a contribution of a partnership interest.

Section 7.09. Confidentiality. Each TRA Party and assignee acknowledges and agrees that the information of PubCo and its Affiliates is confidential and, except in the course of performing any duties as necessary for PubCo and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not disclose to any Person all confidential matters, acquired pursuant to this Agreement, of PubCo or any Person included within PubCo’s Affiliates and successors and the other TRA Parties. This Section 7.09 shall not apply to (i) any information that has been made publicly available by PubCo or any of its Affiliates, becomes public knowledge (except as a result of an act of such TRA Party in violation of this Agreement) or is generally known to the business community, (ii) any information that any TRA Party is permitted to access pursuant to any other applicable agreement or arrangement and that such TRA Party is permitted to disclose pursuant to the terms of any other such applicable agreement or arrangement and (iii) the disclosure of information to the extent necessary for a TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary herein, each TRA Party (and each employee, representative or other agent of such TRA Party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) PubCo and (y) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the TRA Parties relating to such tax treatment and tax structure.

Section 7.10. Change in Law. Notwithstanding anything herein to the contrary, if, as a result of, or in connection with an actual or proposed change in Tax law, a TRA Party reasonably believes that the existence of this Agreement could have material adverse Tax consequences to such TRA Party or any direct or indirect owner of such TRA Party, then at the written election of such TRA Party in its sole discretion (in an instrument signed by such TRA Party and delivered to PubCo) and to the extent specified therein by such TRA Party, this Agreement (i) shall cease to have further effect and shall not apply to an Exchange with respect to such TRA Party occurring after a date specified by such TRA Party, or (ii) may be amended in a manner reasonably determined by such TRA Party; provided, that such amendment shall not result in an increase in any payments owed by PubCo under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment; provided, further, that such amendment shall not have any adverse effect on any other TRA Party.

Section 7.11. Independent Nature of Rights and Obligations. The rights and obligations of each TRA Party hereunder are several and not joint with the rights and obligations of any other Person. A TRA Party shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a TRA Party have the right to enforce the rights or obligations of any other Person hereunder (other than PubCo). Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any TRA Party pursuant hereto or thereto, shall be deemed to constitute the TRA Parties acting as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Parties are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and PubCo acknowledges that the TRA Parties are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

Section 7.12. Representative. By executing this Agreement, each of the TRA Parties shall be deemed to have irrevocably appointed the Representative as its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such TRA Parties which may be necessary, convenient or appropriate to facilitate any matters under this Agreement, including: (i) execution of the documents and certificates required pursuant to this Agreement; (ii) except to the extent provided in this Agreement, receipt and forwarding of notices and communications pursuant to this Agreement; (iii) administration of the provisions of this Agreement; (iv) any and all consents, waivers, amendments or modifications deemed by the Representative to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) taking actions the Representative is authorized to take pursuant to the other provisions of this Agreement; (vi) negotiating and compromising, on behalf of such TRA Parties, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement and executing, on behalf of such TRA Parties, any settlement agreement, release or other document with respect to such dispute or remedy; and (vii) engaging attorneys, accountants, agents or consultants on behalf of such TRA Parties in connection with this Agreement and paying any fees related thereto on behalf of such TRA Parties, subject to reimbursement by such TRA Parties. The Representative may resign upon 30 days’ written notice to PubCo.

Section 7.13. Non-Recourse. Unless expressly agreed to otherwise by the parties in writing, this Agreement may only be enforced against, and any proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement may only be brought against the Persons expressly named as parties and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, employee (including any officer), incorporator, manager, member, partner, stockholder, other equity holder or persons in a similar capacity, controlling person, Affiliate or other representative of any party or of any Affiliate of any party, or any of their respective successors, representatives and permitted assigns, shall have any liability or other obligation for any obligation of any party under this Agreement or for any proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement; provided, however, that nothing in this Section 7.13 shall limit any liability or other obligation of the parties for breaches of the terms and conditions of this Agreement.

Section 7.14. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision, covenant or restriction of this Agreement is held by a court or other authority of competent jurisdiction to be invalid, void or unenforceable, or the application of such provision, covenant or restriction to any Person or any circumstance, is held by a court or other authority of competent jurisdiction to be invalid, void or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 7.15. Interpretation and Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b) The Preamble, and all Recital, Article, Section, and Subsection references used in this Agreement are to the preamble, recitals, articles, sections and subsections to this Agreement unless otherwise specified herein or context otherwise requires.

(c) Except as otherwise expressly provided herein, for purposes of this Agreement: (i) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (ii) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (iii) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “without limitation”; (iv) the word “or” is not exclusive; (v) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement; (vi) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb); and (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”.

(d) Except as otherwise expressly provided herein, the term “dollars” and the symbol “$” mean United States Dollars.

(e) When calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. References to a number of days shall refer to calendar days unless Business Days are specified.

(f) Unless otherwise specified herein or context otherwise requires, all references to (i) any contract, other agreement, document or instrument (excluding this Agreement) mean such contract, other agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference and (ii) this Agreement mean this Agreement (taking into account the provisions of Section 7.02) as amended or otherwise modified from time to time in accordance with Section 7.03.

(g) All references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement as of the applicable date or during the applicable period of time, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision as of the applicable date or during the applicable period of time and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith by a governmental entity.

(h) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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IN WITNESS WHEREOF, Partnership, PubCo and each TRA Party have duly executed this Agreement as of the date first written above.

CIM FINANCE HOLDINGS, LP

By: CIM Finance Holdings GP, LLC
Its: General Partner

By: CIM Real Estate Finance Trust, Inc.
Its: Sole Member

By:	/s/ Nathan DeBacker
Name:	Nathan DeBacker
Title:	Chief Financial Officer, Principal Accounting Officer and Treasurer

CIM REAL ESTATE FINANCE TRUST, INC.

By:	/s/ Nathan DeBacker
Name:	Nathan DeBacker
Title:	Chief Financial Officer, Principal Accounting Officer and Treasurer

TRA PARTIES:

CIM GROUP HOLDINGS, LLC

By:	/s/ David Thompson
Name:	David Thompson
Title:	Vice President and Chief Financial Officer

[Signature Page to Tax Receivable Agreement]